Exhibit 10.75

CONFIDENTIAL

TCBY SYSTEMS, LLC

Distribution Service Agreement

with Banta Foods, Inc.

November 22, 2006

DISTRIBUTION AGREEMENT

THIS AGREEMENT is made and entered into as of the 22nd day of November, 2006, by and between TCBY SYSTEMS, LLC, a Delaware limited liability company (“COMPANY”) and BANTA FOODS, INC., a Missouri Corporation (“DISTRIBUTOR”). DISTRIBUTOR will commence distribution services under this Agreement on January 8, 2007 (the “Effective Date”) unless otherwise mutually agreed upon by the parties.

RECITALS

A.            The COMPANY is engaged in the worldwide business of franchising or licensing retail TCBY Stores and other related concepts (“Franchised Stores”).  COMPANY also has several COMPANY-owned stores that it supports directly (“Company Stores”).  The Franchised Stores and or individual franchisees (the “Franchisees”) function as independent companies and are individually and solely responsible for the activities at each location, including purchasing needed products and supplies, which includes responsibility for purchasing from DISTRIBUTOR.  COMPANY is responsible for activities at its Company Stores.  Company Stores and Franchised Stores are jointly referred to herein as “Stores”, the Franchisees and individuals responsible for Company Stores are jointly referred to as (“Operators”) and the combined efforts of the COMPANY and its Franchisees is referred to as the “System”.  COMPANY takes steps to assist Stores to meet its purchasing needs and has the right to designate distributors and suppliers for the System.

B.            The DISTRIBUTOR is engaged in the business of purchasing, selling, distributing and delivering food service products (including the Products, as defined below).  In connection therewith, the DISTRIBUTOR manages, controls, prepares and furnishes reports to its customers concerning the inventories of products and supplies the DISTRIBUTOR purchases, manages and controls for sale, distribution and delivery to its customers.

C.            COMPANY wishes to appoint DISTRIBUTOR as a distributor of certain approved proprietary food and related products to the Stores located within the Territory (as defined below), and DISTRIBUTOR wishes to accept such appointment, all on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants herein set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.             Appointment - Subject to all terms and conditions of this Agreement, COMPANY hereby appoints DISTRIBUTOR as a distributor of the products within the product categories listed in Schedule 1 (the “Products”), to the Stores in the territory serviced by DISTRIBUTOR’s distribution center located in Springfield, Missouri (the “Territory”) as reflected in the map depicted in Schedule 2 and DISTRIBUTOR hereby accepts such appointment.

2.             Distribution of Products

2.01        Products - DISTRIBUTOR will maintain in its inventory of Products the following: (i) Products designated by COMPANY that contain the proprietary trademarks, service marks, logos or labels of COMPANY or any of its affiliates or that are made pursuant to specifications provided by COMPANY, its affiliates, or licensors for limited distribution to Operators (defined below) or other entities licensed by COMPANY, its affiliates or licensors (“TCBY Branded Products”), and (ii) other supplies or other national or regional branded Products designated or contracted for by COMPANY to be maintained in inventory by DISTRIBUTOR for distribution to COMPANY, its affiliates and the Operators.  (Collectively, Products described in clauses (i) and (ii) are referred to as “Proprietary Products”).  DISTRIBUTOR will also maintain in its inventory non-proprietary Products which DISTRIBUTOR stocks in its inventory for sale to COMPANY, its affiliates and its Operators. DISTRIBUTOR shall not be required to maintain more than two hundred (200) Proprietary Products in inventory at any time.  All Coca Cola Products carried for COMPANY shall be excluded from the calculation of the number of Proprietary Products.

2.02        Approved Operators - DISTRIBUTOR shall sell and deliver to Franchisees and Operators of Stores approved by COMPANY and located within the Territory such quantities of the Products (subject to minimum Product order requirements) as the Operators may order from time to time during the term of this Agreement. DISTRIBUTOR shall cease selling TCBY Branded Products to any Operator not later than three (3) days following receipt of written notice from COMPANY advising DISTRIBUTOR that such Operator is no longer approved by COMPANY and shall, within such timeframe, further cease selling, under the terms of any supplier agreement negotiated by COMPANY, all Proprietary Products to such Operators referenced in such notice. In addition, DISTRIBUTOR shall have the right to cease the sale and distribution of Products to any Operator (a) who is in default of its obligations to DISTRIBUTOR, provided that DISTRIBUTOR has given COMPANY at least three (3) business days notice of such default before ceasing deliveries to such Operator, or (b) who has filed a voluntary petition in bankruptcy or under any other similar insolvency or debtor relief law or who has had such a petition filed against it, or who has made a general assignment for the benefit of its creditors. COMPANY shall also have the right to reinstate delivery to any Operator that COMPANY previously stopped selling by providing written notice to DISTRIBUTOR and DISTRIBUTOR shall provide such delivery as soon as mutually agreed between the parties.

A list of the present Operators with Stores located within the Territory and approved by COMPANY and their respective Store locations is attached hereto as Schedule 3.  During the term of this Agreement, COMPANY shall maintain and provide to DISTRIBUTOR a current list of all Operators with Stores within the Territory who have been approved by COMPANY for distribution of the Products under this Agreement. DISTRIBUTOR shall have the right to rely upon such list, as amended or modified by COMPANY in writing from time to time, in performing its obligations under this Agreement. COMPANY shall notify DISTRIBUTOR of new Stores within the Territory not less than fourteen (14) days prior to the desired date of first shipment of Products to any such new Stores. In addition, provided and to the extent that COMPANY and DISTRIBUTOR mutually agree in writing, DISTRIBUTOR shall provide distribution services to Stores located outside the Territory, as designated by COMPANY.

COMPANY represents and warrants that the terms of this Agreement, as and if amended in the manner permitted under this Agreement, are binding upon and shall govern DISTRIBUTOR and COMPANY’s obligations with respect to distribution services performed by DISTRIBUTOR hereunder and that each Franchisee that is an owner or operator of a Franchised Store within the System shall be bound by the terms of this Agreement, as it may hereafter be amended, upon such Operator’s purchase of Proprietary Products from DISTRIBUTOR.

2.03        Product Orders - All Product orders shall be submitted by the Operators to DISTRIBUTOR and shall specify the location of the Operator’s Stores, the type of Product, and the quantity desired.  Operators may place orders electronically (“Electronic Orders”) or by telephoning or faxing DISTRIBUTOR’s customer service center in accordance with the guidelines detailed below. Orders placed by fax or telephone will be subject to a higher Markup as detailed in Section 4.12.  All shipment expenses from DISTRIBUTOR’s distribution center to the Operator’s location shall be at DISTRIBUTOR’s expense unless otherwise noted elsewhere in this Agreement. Product order guides will be provided by DISTRIBUTOR to the Operators monthly via DISTRIBUTOR’s website and with a hard copy delivered to each Store, with availability of such order guides to be made prior to the beginning of the month, but only after review and approval of the order guide by COMPANY. The order guides will be organized by Product categories and will include, among other things, the Product Sell Price (as defined herein), Product units and new Products. DISTRIBUTOR will assign one product code number to each stock-keeping unit (“SKU”) of each Product, which will be common throughout its entire distribution system and will be used on all documents such as order guides, invoices, monthly reports, etc. SKU’s, and, accordingly, the assigned product code number, must differ for equivalent Products supplied by different suppliers. DISTRIBUTOR will utilize the existing TCBY product item numbers.  Only Products approved for sale to its Operators by the COMPANY will be listed on this order guide. Electronic Orders will be placed via internet using DISTRIBUTOR’s web-site.  All Electronic Orders, including order add-ons and modifications, are subject to the standard order cut-off time of 11:00 a.m. local time, two (2) days prior to their scheduled delivery day.  Orders not placed electronically may be subject to earlier cut-off times than those established above as mutually agreed upon between COMPANY and DISTRIBUTOR.  Operators will be notified prior to the time of final order cut-off if a product is expected to be out of stock so that an alternative may be ordered, subject to the provisions of Section 3.02.  Notwithstanding the foregoing, Stores that have a scheduled delivery day of Monday, must have their orders placed by 11:00 a.m. local time on the preceding Friday and Stores that have a scheduled delivery day of Tuesday must have their orders placed by 11:00 a.m. on the preceding Sunday.

DISTRIBUTOR may schedule deliveries at any time and day of the week. However, where reasonably possible, DISTRIBUTOR will schedule ordering days and delivery days that are mutually agreed upon by and between DISTRIBUTOR and each Operator and will provide notice to the affected Operator at least fourteen (14) days before routing changes. On an exception basis, DISTRIBUTOR will consider shortening the permissible time frames for scheduled deliveries for those Operators that, given unique and compelling business needs, require the same.  Operator will be notified of any Product shortages at the time of order placement in the case of an Electronic Order and, if not an Electronic Order, no later than the morning of their order cut-off day.

2.04        Deliveries.    Delivery vehicles used by DISTRIBUTOR will only display the marks of DISTRIBUTOR, except for locations that cannot accommodate delivery by DISTRIBUTOR’S existing tractor trailers or in the instances where recovery deliveries are made by outside services or DISTRIBUTOR has the need for temporary short term rental equipment.

DISTRIBUTOR agrees that, excluding key drops (deliveries scheduled to be made during the period running from one (1) hour or more after the retail closing time of the Store to deliveries one (1) hour or more before the retail opening time of the Store), an overall average of 90% of all regularly scheduled deliveries will be made within a two (2) hour window, meaning no earlier than one (1) hour before and no later than one (1) hour after the scheduled delivery time. If a delivery is anticipated to fall outside of this two (2) hour window, DISTRIBUTOR will immediately notify the Operator. DISTRIBUTOR will provide an inside delivery to each Operator in accordance with Company’s temperature store requirements as detailed in Section 4.09, placing refrigerated and frozen Products into their appropriate storage areas, but will not be responsible for stocking shelves or rotating inventories.

All invoices for deliveries made during Store’s business hours will be signed for by the Store’s store manager or other representative prior to DISTRIBUTOR’s driver leaving the Store (provided that the driver is not unreasonably delayed).  Copies of invoices for deliveries made after the Store’s regular business hours will be left at the Store.

The COMPANY agrees to use its commercially reasonable efforts to cause Operators to provide keys and security codes for night deliveries where necessary.  In the event Operator refuses to provide keys and security codes, Operator will promptly meet the delivery driver at the scheduled appointment time or at such other time as Operator has been notified in the event of a late delivery.  If the Operator fails to meet the DISTRIBUTOR delivery at the appropriate time on more than one occasion, the Operator shall be responsible for payment of a penalty fee of [CONFIDENTIAL](1) to DISTRIBUTOR for subsequent occurrences.  In the event of a Product shortage or delivery problem that occurs during an unattended delivery, the authorized representative of the Stores will contact the distribution center no later than the first Notification Deadline following such unattended delivery.  The “Notification Deadline” is 4:00 p.m. local time each day for the affected Stores.

2.05        Delivery Frequency/Routing - DISTRIBUTOR will provide each Operator with a minimum delivery frequency based on annual case volume as shown below as long as the Operator meets the minimum order requirements set forth in Section 5 hereof:

Delivery Frequency
Annual Case Volume	Summer Routing	Winter Routing

Less than 200 cases	4 deliveries during a 12 month period
200-349 cases	6 deliveries during a 12 month period
350-499 cases	8 deliveries during a 12 month period
500-999 cases	Every 4 weeks	Every 4 weeks
1,000-1,999 cases	Every 3 weeks	Every 4 weeks
2,000-3,499 cases	Every week	Every 2 weeks
Greater than 3,499 cases	Every week	Every week

(1)      Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

This schedule is intended to serve as a guideline only and DISTRIBUTOR agrees to provide additional regular deliveries as requested by Operator and approved by COMPANY in writing.  COMPANY will provide DISTRIBUTOR with the initial delivery frequency for each Store in Schedule 3.  COMPANY and DISTRIBUTOR will mutually agree on the exact date for routing changes from summer to winter and winter to summer but each period will be approximately six (6) months with summer routing from April through September and winter routing from October through March.

In the event an emergency delivery is required based upon the Operator’s needs and not due to a delivery error by DISTRIBUTOR nor during the time periods specified in Section 2.06, DISTRIBUTOR will accommodate the Operator’s request with the most efficient available delivery method. All additional freight expense will be at the Operator’s expense and will be billed upon DISTRIBUTOR’s receipt of the invoice from the shipping agent. If DISTRIBUTOR is able to schedule such an emergency delivery in conjunction with a nearby route, the additional freight expense will be [CONFIDENTIAL](2).  Where possible, a store may order up to [CONFIDENTIAL](3) cases to be delivered to a nearby store, on that store’s delivery day (and with that store’s consent) without an additional charge.  Products delivered to a nearby store will be billed on a separate invoice.

Should the need arise for an emergency or special delivery due to supplier error, DISTRIBUTOR and COMPANY will work with the supplier to remedy the shortage at the supplier’s expense. If supplier fails to pay the additional freight expense, COMPANY will be required to do so provided DISTRIBUTOR notifies COMPANY immediately of supplier non-performance.  If an emergency delivery is necessary due to DISTRIBUTOR error, DISTRIBUTOR will arrange a special delivery with any additional freight to be paid by DISTRIBUTOR.

2.06        Special Deliveries During Roll-Out - DISTRIBUTOR and COMPANY recognize that during the initial roll-out phase of the DISTRIBUTOR distribution program, many new processes will be in place for each of COMPANY, the Operators and DISTRIBUTOR, including changes in the way the Operators order, the distance from the DISTRIBUTOR distribution center to the Operators, and lead times from order day to delivery day for the Operators. Therefore, DISTRIBUTOR will process up to one (1) emergency order for each Operator for the first thirty (30) days following the commencement of distribution service at no additional charge, subject to

(2)      Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(3)      Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC the minimum order requirements and applicable handling fees, if any, as set forth in Section 5 of this Agreement.  Such additional deliveries will be made within the confines of DISTRIBUTOR’s existing route schedule unless products required by Operator are a Kill Item, in which case the delivery will be expedited in accordance with Section 3.02.

2.07        Return of Products/Credits –Any Products ordered by Operators which are returned to DISTRIBUTOR for any reason must be returned no later than the next regularly scheduled delivery (except that, in the case of Products to be returned as a result of concealed damage, within the remaining shelf life of such Products) and all claims for Products to be returned must be made either to the driver upon check-in of the order, by telephone by 4 p.m. on the day of delivery following receipt of the Products if an unattended delivery or, in the case of concealed damage, within twenty-four (24) hours of discovery of concealed damage by the Operator.  All returned items must be in unmarked original packaging and must be in suitable condition for resale (unless damaged or mis-marked Product was the reason for the return). Subject to the foregoing, DISTRIBUTOR shall provide credit to the affected Operator for defective, shorted or damaged Products within twenty-four (24) hours of the driver’s return if brought to the driver’s attention or noticed by the driver during delivery or, in any event, within forty-eight (48) hours of DISTRIBUTOR’s receipt of the Operator’s claim of damaged, shorted or defective Products (or receipt of product, if warranted) and will immediately provide documentation on its website for Operator of such credit if the original order was placed electronically or via fax or phone if the order was placed in some other manner.  Notwithstanding the foregoing, no returns will be permitted for cooler or freezer items, or fresh produce due to misorder by the Operator.  Products refused by Operator at time of delivery for reasons other than damage or remaining shelf life below agreed upon parameters will be subject to a [CONFIDENTIAL](4) restocking charge to be paid by Operator.  In the event that the shorted, defective or damaged Product is a Kill Item, then DISTRIBUTOR will remedy the situation in accordance with Section 3.02 if so requested by the Operator.

2.08        Limited Time Offers (“LTO’s”) - In order to allow DISTRIBUTOR to maintain service levels to the Operators, COMPANY will provide DISTRIBUTOR with at least twenty-eight (28) days prior written notice of any and all LTO’s to be run by COMPANY (subject to availability of LTO Products from the supplier within the twenty-eight (28) day period). Such written notices shall include estimated usage for the Products to be promoted if such usage is expected to deviate materially from historical levels or if a new Product. Subject to the above, DISTRIBUTOR agrees to stock sufficient inventory for any new Proprietary Products to be used in national LTO

(4)      Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

promotions and other key items, as reasonably requested by COMPANY.  Unless retained on the Operator’s menu at the instruction of the COMPANY or mutually agreed to between COMPANY and DISTRIBUTOR, all LTO Products must be removed from the DISTRIBUTOR distribution centers no later than sixty (60) days after the completion of the LTO and COMPANY shall purchase all remaining inventory of such LTO as provided in Section 3.02. The sale of LTO Products by DISTRIBUTOR is final and LTO Products may not be returned to DISTRIBUTOR, unless the return is necessitated due to a DISTRIBUTOR error or due to Product damage not caused by the Operator.

3.             Suppliers of Products; Inventory of Products.

3.01        Suppliers/Contracted Products - The Proprietary Products to be distributed to the Operators under the terms and conditions of this Agreement shall be purchased by DISTRIBUTOR, on its own account, from the suppliers (including COMPANY) selected by COMPANY, pursuant to terms and conditions as are agreed upon by and between DISTRIBUTOR and such suppliers (including COMPANY). In the event COMPANY enters into direct contracts with suppliers, the terms and conditions of such contracts that obligate DISTRIBUTOR shall be provided to DISTRIBUTOR for its business and legal review and, if the business and legal terms of the proposed contract that apply to DISTRIBUTOR are reasonably acceptable to DISTRIBUTOR, DISTRIBUTOR will approve the supplier contract. The guaranteed supplier price provided under such supplier contract (net of billbacks by DISTRIBUTOR, if any), [CONFIDENTIAL](5) and billed by COMPANY or its supplier, shall be the “Cost” of the Product.  COMPANY agrees that no Royalty and Advertising Charges will be included in the Cost of any of the Products.  Products governed by such supplier contracts negotiated by COMPANY are referred to herein as “Contracted Products.” The freight charges for Contracted Products will be an amount negotiated with the supplier by COMPANY.  DISTRIBUTOR agrees that Cost for any Contracted Products will not include any unloading costs for palletized and slipsheet loads.

3.02        Inventory - During the term of this Agreement, DISTRIBUTOR shall maintain an inventory of the Products in quantities necessary to provide the Operators with an adequate supply of such Products based upon initial usage projections by COMPANY, future historical usage of such Products by the Operators, and the fill rate performance requirements detailed below. DISTRIBUTOR agrees to work with COMPANY, to attempt to maximize the quantities of Products purchased to efficiently reduce the cost of Products purchased, and to maximize Product inventory turns. In addition, DISTRIBUTOR agrees to order Products in the quantities indicated

(5)      Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

on the inbound quantity matrix attached hereto as Schedule 5, as amended by COMPANY to reflect the growth in the number of Stores serviced by DISTRIBUTOR in the Territory from time to time.  DISTRIBUTOR further agrees that any Products transported between its Jackson, Mississippi and Clanton, Alabama distribution centers will be done without increasing the Cost of the Product to the Operator.  To further insure DISTRIBUTOR’s ability to comply with the performance requirements detailed later in this Section 3.02, DISTRIBUTOR will also maintain at each distribution center servicing Operators, “safety stock” of not less than [CONFIDENTIAL] (6) days historical usage for all Proprietary Products and will also have an additional [CONFIDENTIAL](7) days historical usage of white chocolate mousse, chocolate and vanilla frozen yogurt on the road at all times. DISTRIBUTOR agrees that all Products delivered to Operators will have at least one-third of their original shelf-life remaining as of the date of delivery.

COMPANY categorizes Products into three classes:

Proprietary Products that Operators must have (“Kill Items”), which Kill Items will not number more than one hundred (100) at any time, excluding beverage Products and LTO items. COMPANY will provide a list of Kill Items to DISTRIBUTOR, which list will be updated by COMPANY from time-to-time.  The initial list of Kill Items is attached as Schedule 4.

Other Proprietary Products that can be substituted in an emergency.

Non-proprietary Products, including, any produce items that DISTRIBUTOR may agree to provide.

DISTRIBUTOR will achieve a 100% fill rate on Kill Items with overnight emergency delivery, if requested, an overall aggregate “fill rate” for all Products of [CONFIDENTIAL](8), and at least [CONFIDENTIAL](9) of all invoices issued by DISTRIBUTOR to the Operators will be completely accurate at the time of initial issuance, with all of the above measured quarterly.  The “fill rate” equals the percentage of Products or Kill Items, as the case may be, obtained by dividing the total number of Products or Kill Items shipped by DISTRIBUTOR and received by the Operators at the time of delivery for the month, by the total number of Product or Kill Items ordered by the Operators from the DISTRIBUTOR for that same month.  All fill rate

(6)      Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(7)      Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(8)      Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(9)      Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

measurements (and invoice accuracy requirements) will be net of supplier-related issues such as shortages and delayed deliveries to DISTRIBUTOR, provided DISTRIBUTOR notifies COMPANY immediately in the event of supplier non-performance. If emergency delivery is required due to supplier (including COMPANY) error, costs of emergency delivery shall be at supplier (including COMPANY) expense, provided that, if the supplier fails to absorb such expense, such delivery costs shall be paid by the Operator provided DISTRIBUTOR has notified COMPANY immediately in the event of such non-performance and Operator has approved the additional expense in advance.   If the emergency delivery is due to DISTRIBUTOR error, then DISTRIBUTOR will remedy the situation in as efficient manner as possible, which may include emergency deliveries and special freight shipments, at DISTRIBUTOR’S sole expense. If the emergency delivery is due to Operator error, the Operator shall pay delivery costs for such emergency delivery.  From the moment of receipt of the Products for storage by DISTRIBUTOR until the Products have been accepted by Operator at the Store, DISTRIBUTOR assumes all risk of loss or damage with respect thereto, shall be directly liable to COMPANY for any such loss or damage to the Products and the related costs and expenses for replacing the Products and agrees to obtain and maintain adequate insurance coverage to insure against such loss or damage.

In the event of substitution of a Proprietary Product, the substituted Product must have been previously approved by COMPANY in writing and, if the need for substitution was caused due to DISTRIBUTOR error, the price of the substituted Product will be determined based on the lower of the Cost (as hereinafter defined) of the substituted Product or the Cost of the out-of-stock Product that it replaces.  In addition, DISTRIBUTOR will reimburse COMPANY to the extent that COMPANY would have realized a difference between its selling price to DISTRIBUTOR and the amount that COMPANY would have paid for the Proprietary Product from its supplier, unless the substitution is due to COMPANY’s error.  Upon request, COMPANY shall provide to DISTRIBUTOR copies of invoices and other documentation reasonably necessary to verify the amount of the difference claimed by COMPANY.  If substitution is due to supplier (including COMPANY) error, then COMPANY shall cause supplier to, or if COMPANY is the supplier, COMPANY shall, reimburse DISTRIBUTOR for any reasonable losses sustained due to such error.

To the extent that DISTRIBUTOR is unable to sell to the Operators quantities of the Proprietary Products in DISTRIBUTOR’s inventory for any reason whatsoever, including, but not limited to, Product discontinuation, slow-moving inventory, unused LTO Products, promotional or seasonal Products or exceeded shelf life due to sudden decline in Product movement and not due to DISTRIBUTOR error, COMPANY will purchase, or cause a third party to purchase, all remaining inventory of such Proprietary Products at DISTRIBUTOR’s cost, F.O.B. the

DISTRIBUTOR distribution centers plus DISTRIBUTOR’s handling and carrying charges, if properly approved by COMPANY in advance as outlined below.  In such event, COMPANY will purchase or cause to be purchased all perishable Proprietary Products within [CONFIDENTIAL](10) days after notice from DISTRIBUTOR or by the expiration date of the Proprietary Products, whichever is earlier, and all nonperishable Proprietary Products within [CONFIDENTIAL](11) days after notice from DISTRIBUTOR.  In addition, if the inventory re-purchase is necessitated for any reason other than DISTRIBUTOR error, COMPANY shall reimburse to DISTRIBUTOR all reasonable out-of-pocket costs and expenses (not to exceed an amount equal to [CONFIDENTIAL](12) of the Product’s Cost unless DISTRIBUTOR receives COMPANY’S prior written consent) incurred by DISTRIBUTOR in selling, returning or otherwise disposing of such Products.  DISTRIBUTOR shall provide COMPANY with documentation or other proof that any such costs and expenses were incurred by DISTRIBUTOR.  In order to allow COMPANY to monitor the supply and usage of the Proprietary Products, DISTRIBUTOR shall provide to COMPANY a monthly obsolete and slow-moving inventory report.

3.03        Aged Inventory Notification-DISTRIBUTOR will immediately notify COMPANY in writing in the event that any quantities of its Proprietary Products are within [CONFIDENTIAL](13) days of expiration of product life.  If DISTRIBUTOR fails to do so, COMPANY shall not be required to comply with the requirements set forth in Section 3.02.

3.04        Present DISTRIBUTOR’s Inventory - DISTRIBUTOR agrees to purchase the existing merchantable and saleable inventory of Proprietary Products from COMPANY’S present distributor located in Alsip, Illinois in quantities not to exceed a [CONFIDENTIAL](14) days’ supply of such Products, in the aggregate, provided that DISTRIBUTOR and COMPANY have been given an opportunity by the present distributor to inspect any such Product prior to purchase pursuant to this Section 3.04.   DISTRIBUTOR will pay, via check, the present distributor for Products purchased from it, within ten (10) days of the later of DISTRIBUTOR’S receipt of the Products or the receipt of the invoice approved by COMPANY for the Products.   DISTRIBUTOR shall be responsible for all freight and unloading costs associated with transporting such inventory from the existing DISTRIBUTOR’s locations listed above. DISTRIBUTOR will not be responsible for any handling or other fees charged by the current distributor in connection with DISTRIBUTOR’s loading and transferring of such inventory.

(10)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(11)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(12)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(13)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(14)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

COMPANY and the current distributor will be required to provide all reasonable assistance and cooperation to DISTRIBUTOR in connection with the purchase, loading and transportation of such inventory from the current distributor to the DISTRIBUTOR distribution center, including the scheduling of mutually agreeable inventory inspection and pick-up times.

In the event that the Cost of the Product, as purchased from the existing distributor, exceeds or is less than the Cost that DISTRIBUTOR would otherwise utilize in determining the Sell Price for such Products obtained through suppliers, including COMPANY, DISTRIBUTOR shall utilize the Cost designated by COMPANY in determining the Sell Price and shall invoice, pay to COMPANY or charge the Operator, as directed by the COMPANY, in the amount of the difference.  In the event COMPANY directs DISTRIBUTOR to invoice the COMPANY, COMPANY shall pay such invoiced amount within [CONFIDENTIAL](15) days of the date of the invoice.  In the case of a rebate to COMPANY, DISTRIBUTOR shall pay the rebated amount within [CONFIDENTIAL](16) days of its determination of the amount to be rebated.

4.             Sell Price/Payment Terms/Financial Reporting

4.01        Sell Price - Beginning on the Effective Date and throughout the entire term of this Agreement, the maximum purchase price at which DISTRIBUTOR shall sell the Products, (the “Sell Price”), to the Operators shall be determined by adding the “Cost” (as hereinafter defined) of the Product plus [CONFIDENTIAL](17) per case for all deliveries (collectively, “Markup”), subject to the other provisions of this Agreement.  For purposes of this Agreement, the “Cost” of a Product other than a Contracted Product shall be the sum of (a) the cost of the Product as shown on the invoices to DISTRIBUTOR from the respective supplier, including COMPANY, plus (b) if the invoiced cost of the Product is not a delivered price, the applicable freight charges related to shipping the Product from the supplier to DISTRIBUTOR’S distribution center, plus (c) the Sourcing Fees (as later defined in Section 4.06), if any, attributable to the Product, less (d) promotional allowances reflected on supplier invoices to DISTRIBUTOR. Applicable freight, in those cases where the invoice cost to DISTRIBUTOR for non-proprietary Products is not a delivered cost, means that DISTRIBUTOR has added a reasonable freight charge, agreed to in advance and in writing by COMPANY for delivering such non-proprietary Products from suppliers to DISTRIBUTOR.  Applicable freight for any non-proprietary Product will not exceed the rate charged by nationally recognized carriers operating in the same market for the same type of freight service. Cost for any non-proprietary Product will not be reduced by discounts for cash or prompt payment available to DISTRIBUTOR, breakage allowances or by backhaul revenue.

(15)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(16)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(17)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

Fuel or other transportation surcharges indicated on the manufacturer’s or supplier’s invoice or on freight invoices will increase Cost. The Cost of a Contracted Product shall be determined in accordance with Section 3.01.  In no event will the Cost of Contracted Products include amounts to be rebated to DISTRIBUTOR and therefore, DISTRIBUTOR will not negotiate off-invoice manufacturer rebates, labels/promotional allowances or any other “soft money” received from supplier or freight carriers of Contracted Products.  In order to allow verification of the foregoing commitment, DISTRIBUTOR agrees to provide documentation substantiating the Cost of items DISTRIBUTOR purchases from suppliers and freight carriers.  DISTRIBUTOR agrees to limit its collection of such “soft money” to the manufacturers of non-proprietary Products.  The Cost of Contracted Products will not be reduced by discounts for cash or prompt payment available to DISTRIBUTOR, breakage allowances or by backhaul revenue. Fuel or other transportation surcharges indicated on the manufacturer’s or supplier’s invoice or on freight invoices will increase Cost.

The invoice format to be used by DISTRIBUTOR will be approved by COMPANY and will contain separate lines showing subtotals for various Product categories, applicable taxes, the date of the ACH debit and other summary line items as detailed elsewhere in this Agreement.

No splits will be permitted for any Contracted Products except for maraschino cherries and malt.  Each of these split Products will have a Markup of [CONFIDENTIAL](18) per case, whether sold as a split or full case.

4.02                “Cost” for Contracted Products/True-Up Methodology- In the case of Contracted Products, COMPANY agrees to notify DISTRIBUTOR as soon as practical after a change in Cost has been agreed to with a supplier.  COMPANY shall have the right to adjust the Markup for individual Products (not including the fuel surcharge or the [CONFIDENTIAL](19) Markup on the items listed in Section 4.01 above) from time to time to an amount that is more or less than the agreed upon Markup per case.  If COMPANY exercises its right to lower DISTRIBUTOR’s Markup on any Products, it will simultaneously and correspondingly increase the Markup on other Products so as to provide DISTRIBUTOR continuously with an average overall Markup of [CONFIDENTIAL](20) per case, as adjusted from time to time pursuant to this Agreement.

Following each calendar quarter, DISTRIBUTOR shall provide a cumulative report that reflects:  (i) the total number of cases of Products delivered to the Stores under this Agreement during the preceding quarter (“x”); (ii) the total of the Sell Prices charged for all Products delivered to the

(18)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(19)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(20)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

Stores under this Agreement during the preceding quarter (“y”), (iii) the total of the Cost of each Product delivered to the Stores during such quarter (“z”), and (iv) the “Average Putative Markup” for Products delivered to the Stores, which shall be calculated as follows: [(y-z)/x].   If the Average Putative Markup is less than the Markup required pursuant to Section 4.01 (and as modified pursuant to the other provisions of this Agreement), with such deficiency being referred to herein as the “Markup Deficiency”, COMPANY shall remit to DISTRIBUTOR, an amount equal to the number of cases delivered to the Stores under this Agreement during the preceding quarter (“x”), multiplied by the Markup Deficiency.  If the Average Putative Markup exceeds the Markup required pursuant to Section 4.01 (and as modified pursuant to the other provisions of this Agreement), with such excess being referred to as the “Markup Excess”, DISTRIBUTOR shall remit to COMPANY an amount equal to the number of cases delivered to the Stores under this Agreement during that quarter (“x”), multiplied by the Markup Excess.  Payments owed by either party under this Section 4.02 shall be made by such party to the other party, via check, within ten (10) days of the determination of the amounts owed and, in any case, within thirty (30) days following the end of the applicable calendar quarter for which such payments are owed or by making adjustments to the Sell Price as mutually agreed upon between COMPANY and DISTRIBUTOR.

4.03        Fuel Cost Adjustments - If the operating costs of DISTRIBUTOR are increased or decreased as a result of fuel cost increases or decreases, DISTRIBUTOR may adjust the Markup (as and if otherwise adjusted pursuant to the terms of this Agreement) to compensate for such fluctuations in fuel costs, on a monthly basis. The amount of the adjustment computed in accordance with this Section 4.02 shall also be added to or subtracted from, as applicable, the specified price for Contracted Operator Sell Price Products described in Section 4.11.  The method for determining the fuel surcharge or adjustment will be made monthly beginning December 1, 2006 and will be based on the Midwest Weekly Retail On-Highway diesel fuel price which is compiled by the Energy Information Administration. The Web site to access this information electronically is as follows:

http://www.eia.doe.gov/pub/oil_gas/petroleum/data_publications/weekly_on_highway_diesel_prices/current/ html/diesel.html

If such publication is no longer published or available, then the parties will mutually agree upon an acceptable alternative source.

As fuel prices increase or decrease, the fuel cost adjustments will move according to changes in the prior four (4) week average for the Midwest fuel price bracket, and will take effect on the first day of the calendar month following the applicable publication date.  For example, the fuel cost adjustment beginning the first day in December, if any, will be determined based on the four (4) week average ending immediately prior to or on November 30th.

Price Per Gallon Including Taxes	Per Case Surcharge/Credit
[CONFIDENTIAL](21)

If the price per gallon, including taxes, exceeds [CONFIDENTIAL](22), the surcharge will equal [CONFIDENTIAL](23) per case plus an additional [CONFIDENTIAL](24) per case for each [CONFIDENTIAL](25) increment (or portion thereof) that the price per gallon exceeds [CONFIDENTIAL](26).  If the price per gallon, including taxes, falls below [CONFIDENTIAL](27), a credit will be issued in the amount of [CONFIDENTIAL](28) per case plus an additional [CONFIDENTIAL](29) per case for each [CONFIDENTIAL](30) increment (or portion thereof) that the price is less than [CONFIDENTIAL](31).  Any such surcharge or credit will be shown as a separate line item on the Operator’s invoice.

4.04        Markup Adjustments due to Material Change in Average Delivery Size & CPI-U

The [CONFIDENTIAL](32) Markup during the first [CONFIDENTIAL](33) months after the Effective Date is premised upon an average annual delivery size of [CONFIDENTIAL](34) cases to the Stores serviced by DISTRIBUTOR.

(21)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(22)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(23)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(24)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(25)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(26)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(27)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(28)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(29)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(30)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(31)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(32)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(33)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(34)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

After the first [CONFIDENTIAL](35) months of service and after each [CONFIDENTIAL](36) month period thereafter, the Markup for the Stores for the next [CONFIDENTIAL](37) months will be based on the actual average delivery size for the preceding [CONFIDENTIAL](38) months.

The average delivery size will be calculated by summing up all of the cases delivered to the Stores serviced by DISTRIBUTOR in the Territory for the previous [CONFIDENTIAL](39) months and dividing the total number of cases delivered by the total number of deliveries made by DISTRIBUTOR as modified below.  The number of deliveries made by DISTRIBUTOR shall not include deliveries to correct errors made by DISTRIBUTOR or suppliers, nor shall it include deliveries for which DISTRIBUTOR has received the [CONFIDENTIAL](40) special delivery fee in accordance with Section 2.05.

In the event the average delivery size for the previous [CONFIDENTIAL](41) months is greater than or equal to [CONFIDENTIAL](42) but less than or equal to [CONFIDENTIAL](43) cases, the Markup will remain at [CONFIDENTIAL](44) per case as further adjusted for the change in CPI-U discussed later in this section. If the average delivery size for the previous [CONFIDENTIAL](45) months falls outside of the range described above, or, if the total number of cases sold during any prior [CONFIDENTIAL](46) month period is less than [CONFIDENTIAL](47) or greater than [CONFIDENTIAL](48), the COMPANY and DISTRIBUTOR will negotiate a new Markup adjustment in good faith.  In the event COMPANY and DISTRIBUTOR fail to agree on such a Markup adjustment within thirty (30) days after the commencement of negotiations under this Section 4.04, then both COMPANY and DISTRIBUTOR will have the right to terminate this Agreement with ninety (90) days written notice to the other party in accordance with Section 6.02 (b)(ii).

In addition to the Markup adjustment discussed above, COMPANY and DISTRIBUTOR agree that the Markup will also be adjusted on January 1st of each year based on the percentage change

(35)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(36)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(37)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(38)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(39)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(40)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(41)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(42)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(43)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(44)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(45)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(46)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(47)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(48)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

in the United States Government announced change in the CPI-U, less food and energy cost changes, for the prior [CONFIDENTIAL](49) month period.  This percentage change in the CPI-U will be applied to the [CONFIDENTIAL](50) Markup to determine the new Markup for the next [CONFIDENTIAL](51) months the change in Markup will be rounded to the nearest full cent.  For example, if the percentage change in the CPI-U for the first [CONFIDENTIAL](52) months after the Effective Date is [CONFIDENTIAL](53), the Markup commencing January 1, 2008 would be [CONFIDENTIAL](54)/case + [CONFIDENTIAL](55)= rounded to [CONFIDENTIAL](56) per case.  This same Markup adjustment of [CONFIDENTIAL](57) per case will be added to the Markup for the stores not placing their orders electronically, pursuant to Section 4.12.

4.05        Payment Terms/Markup Adjustments due to Payment Methodology

(a)   Standard Payment Terms.  Except as noted below, DISTRIBUTOR and COMPANY have agreed that payments to DISTRIBUTOR for Products delivered to the Operators (including Contract Feeders as defined below) shall be received by ACH debit entry initiated by DISTRIBUTOR, so that the amount is credited to DISTRIBUTOR’s account on Friday of each week for deliveries made during the preceding [CONFIDENTIAL](58) days. Thus, stores which receive deliveries on Saturday or Sunday, would have their account debited [CONFIDENTIAL](59) and [CONFIDENTIAL](60) days, respectively, after receipt of their order.  DISTRIBUTOR may also accept payment by check if so requested by Operator and approved by DISTRIBUTOR.  All new Operators will initially receive credit terms as outlined above, provided that they satisfy DISTRIBUTOR’S credit criteria for such terms, as such criteria is uniformly applied among all similarly situated Operators, in light of all relevant facts and circumstances.  Payment terms will be extended only to those Operators that are creditworthy as shall have been solely determined by DISTRIBUTOR. DISTRIBUTOR may, in its sole discretion, provide alternate payment terms to those Operators not meeting DISTRIBUTOR’s standards for creditworthiness.  DISTRIBUTOR will provide email or fax notice to each Operator at

(49)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(50)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(51)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(52)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(53)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(54)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(55)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(56)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(57)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(58)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(59)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(60)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

least [CONFIDENTIAL](61) days prior to the ACH debit entry actually taking place, advising Operator of the amount of the ACH debit, along with the invoice number and any credits posted during the prior [CONFIDENTIAL](62) days.

Notwithstanding the foregoing, DISTRIBUTOR agrees to provide extended credit terms to Operators performing as Contract Feeders (as defined below) in non-traditional locations provided that they satisfy DISTRIBUTOR’s credit criteria for such terms, as such criteria is uniformly applied among all similarly situated Operators in light of all relevant facts and circumstances. To qualify for such credit terms, each location operated by a Contract Feeder in the Territory must be approved by COMPANY in writing and the Contract Feeder must comply with these extended credit terms.  “Contract Feeders” are Operators who operate non-traditional food service locations in facilities such as airports, sports facilities, travel plazas, universities, tech centers, etc.

(b)           No Set-Off/Late Fees/Collection Costs.  No deductions or set offs from payments due to DISTRIBUTOR may be made by Operators for any reason without the prior written authorization of DISTRIBUTOR.  Failure of the Operator to make any payment required when due shall result in DISTRIBUTOR having the right to impose more stringent credit or payment terms, such as, without limitation, cash in advance, cash on delivery, delivery of acceptable letters of credit or third party guaranties, or additional collateral, or, after three (3) business days’ prior notice to COMPANY and the affected Operator, to suspend all deliveries, and declare the entire unpaid balance of the Operator’s account immediately due and payable. The COMPANY shall pay, and shall use its commercially reasonable efforts to cause each Operator to pay, all reasonable costs of collection, including reasonable attorneys fees incurred or paid by DISTRIBUTOR, but only to the extent related to their respective accounts. DISTRIBUTOR will have the right to charge interest at the maximum rate permitted by law but not exceeding [CONFIDENTIAL](63) percent per annum on all unpaid amounts due or owing by Operators and/or COMPANY to DISTRIBUTOR.

(c)           COMPANY’S Liability for Payments. COMPANY agrees that it shall be liable for all liabilities of COMPANY expressly set forth in this Agreement.  COMPANY will not be liable for the debts or obligations of Operators unless otherwise agreed to in writing by COMPANY.

(61)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(62)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(63)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(d)           Payments to COMPANY.   In addition to the invoice for the frozen yogurt Products submitted to DISTRIBUTOR by the supplier, COMPANY will also invoice DISTRIBUTOR directly for [CONFIDENTIAL](64) for its frozen yogurt Products as shipped from the manufacturer and will designate the [CONFIDENTIAL](65) as separate line items for each Product. [CONFIDENTIAL](66) COMPANY reserves the right to alter [CONFIDENTIAL](67) on its frozen yogurt Products in its discretion but no more frequently than quarterly.    DISTRIBUTOR agrees to pay COMPANY for these invoices within [CONFIDENTIAL](68) days of receipt.

In addition to the invoice for the frozen cake and pie Products submitted to DISTRIBUTOR by the supplier, COMPANY will also invoice DISTRIBUTOR for [CONFIDENTIAL](69) on its frozen cake and pie Products for each Product as shown on [CONFIDENTIAL](70).  Company reserves the right to alter [CONFIDENTIAL](71) on its frozen cake and pie Products in its discretion but no more frequently than quarterly.  Distributor shall pay all invoices for [CONFIDENTIAL](72) on its frozen cake and pie Products when invoiced by the COMPANY within [CONFIDENTIAL](73) days of invoice date, which date will be no earlier than the date of receipt of the applicable Products by the DISTRIBUTOR.

In the event COMPANY decides to establish a new procedure for new and or established Stores to bill and collect [CONFIDENTIAL](74), such that the [CONFIDENTIAL](75) is billed and collected from the Stores by DISTRIBUTOR, DISTRIBUTOR agrees to remit such fees each Friday via ACH credit for all sales made the previous week.

4.06            Sourcing Fees.  COMPANY may, from time to time, collect compensation from the Operators for services that it provides to such Operators, either by increasing the Cost of a product supplied by COMPANY, to DISTRIBUTOR for distribution under this Agreement, or through the assessment of an additional fee (a “Sourcing Fee”) that COMPANY instructs DISTRIBUTOR to add in the

(64)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(65)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(66)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(67)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(68)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(69)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(70)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(71)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(72)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(73)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(74)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(75)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

calculation of the Sell Price of Products not purchased from COMPANY.  Any changes in the Sourcing Fees shall occur no more frequently than monthly.  COMPANY specifically represents and warrants that such Sourcing Fees (or increases in the invoiced Cost) have been and will continue to be disclosed to all Operators, and that the charging and collection of such Sourcing Fees (or increased Cost) I permitted under its or its affiliates’ agreements with the Operators and does not violate any applicable laws.  COMPANY shall indemnify, defend and hold harmless DISTRIBUTOR, its affiliates and each of their respective officers, agents, directors, shareholders or employees for any claims, loss, liability or expense (including reasonable attorney’s fees and disbursements) arising from a breach of this representation and warranty.

DISTRIBUTOR shall pay all Sourcing Fees to COMPANY via initiation of an ACH credit entry each Friday with respect to those Products delivered to the Operators during the preceding week and on which a Sourcing Fee was assessed.

4.07            Financial Information.  DISTRIBUTOR may request balance sheets, income statements and such further financial information from each Operator from time to time as will enable DISTRIBUTOR to accurately assess the Operators’ financial condition.   The COMPANY may require DISTRIBUTOR to supply annual audited balance sheets and income statements and such further financial information from time to time as will enable COMPANY to accurately assess DISTRIBUTOR’S financial condition.

4.08            Price Verifications-Audit- COMPANY will be allowed to perform electronic Purchase Price verifications for purchases made under this Agreement on a weekly basis and DISTRIBUTOR will supply the necessary files and information to COMPANY for these audit purposes on a timely basis and in a form acceptable to COMPANY and DISTRIBUTOR.  As part of this electronic auditing procedure, COMPANY may also audit the payments made to it for accuracy as well.  If any such audit reveals net pricing, delivery surcharge or COMPANY payment errors (overcharges set off by undercharges) in excess of $2,000 in the aggregate during the audited period (not to exceed a twelve (12) month period) COMPANY shall have the right to conduct additional audits, at its option and at DISTRIBUTOR’S reasonable expense, until the aggregate net pricing errors disclosed by an such additional audits are less than $2,000 for the applicable audit period.  For any audit conducted pursuant to this Section 4.08 that discloses that Operators were either overcharged or undercharged for Products, or that COMPANY was overpaid or overcharged during the audited period, DISTRIBUTOR and COMPANY agree to correct the overcharge, undercharge, overpayment or underpayment, as the case may be.  The form and method for making these adjustments will be mutually agreed upon by DISTRIBUTOR and COMPANY; provided, however, in any event the remittance of any such adjustments shall be made by either party within forty-five (45) days from the final determination of the undercharge or overcharge, as applicable.

4.09                DISTRIBUTOR Operator Support -DISTRIBUTOR agrees to provide the following Operator support to COMPANY.

(a)           DISTRIBUTOR will support the System by participating in the supplier show at its own expense.  In addition, DISTRIBUTOR will pay COMPANY an annual support payment equal to [CONFIDENTIAL](76) payable within [CONFIDENTIAL](77) days of written request by COMPANY.  COMPANY may submit such requests [CONFIDENTIAL](78) during each calendar year and a total of [CONFIDENTIAL](79) such requests during the term of this Agreement.

(b)           DISTRIBUTOR will support COMPANY in terms of activating product recalls in accordance with DISTRIBUTOR’S standard product recall policies.

(c)           DISTRIBUTOR will adhere to the following HACCP requirements for monitoring of temperature controls for perishable products both in the DISTRIBUTOR distribution center and in DISTRIBUTOR’S transportation equipment.

ITEM	FORM	TEMPERATURE REQUIREMENTS IN DISTRIBUTION CENTER	UPPER TEMP. RANGE WHILE TRANSPORTED TO STORES
Soft Serve Frozen Yogurt	Frozen	-10º or lower	0º
Hand-Dipped Frozen Yogurt	Frozen	-10º or lower	0º
Yogurt Cakes and Pies	Frozen	-10º or lower	0º
Various Toppings	Refrigerated	34º to 36º	38º
Nuts and Liquid Toppings	Frozen	0 or lower	0º
Various Toppings	Dry	Above 38	Above 38

(d)           DISTRIBUTOR will provide COMPANY with periodic EDI file transfers to include the following:

(76)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(77)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(78)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(79)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

Weekly invoice register by store outlining the SKU’s and quantity purchased

Weekly inventory levels, age of inventory, sales and pending orders and delivery dates by item

Weekly report of Current Stores

Weekly report of average drop sizes for each store

Monthly delivery performance report with on-time performance, fill rates and clean invoice percentages

Daily out-of-stock report and stores so affected

Monthly costing detail on all Products used by the SYSTEM

Such additional reports as may be reasonable requested by the COMPANY

4.10      Taxes – Franchisees and COMPANY shall each be responsible for their applicable sales and use taxes.  DISTRIBUTOR shall collect applicable taxes from each responsible party and be responsible for remitting all taxes to the proper state and local taxing authorities.  COMPANY shall only be responsible for paying those taxes on the Stores under its control and operation.  DISTRIBUTOR agrees to indemnify and defend COMPANY pursuant to Section 8.01 of this Agreement should Company receive a claim for the DISTRIBUTOR’s failure to pay taxes.  Neither party will pay a claimwhich is allegedly the responsibility of the other without first notifying the other and giving the other the opportunity to contest the claim.

4.11      Special Pricing Arrangements - Products that are governed by national billing agency or other programs for which the price at which the DISTRIBUTOR must sell the Product to the Operator is prescribed by agreements between COMPANY, or any other franchisor or group purchasing organization, on the one hand, and the supplier or manufacturer of such Products, on the other, are referred to in this Agreement as “Contracted Operator Sell Price Products”.  Notwithstanding Section 4.01, the Sell Price for Contracted Operator Sell Price Products shall be the amount prescribed (or calculated in accordance with) the above-described programs or agreements.  Contracted Operator Sell Price Products include, but are not limited to, soft drink syrup products including, without limitation, the following Coca Cola Products:  Coke Bag in Box (“BiB”), Diet Coke BiB, Sprite BiB and Barq’s Root Beer BIB.

4.12      Additional Markup for Stores Not Ordering Electronically- Commencing the first day of the month at least sixty (60) days after the Effective Date, Operators who desire to continue to place orders by fax or telephone will be charged an additional fee of [CONFIDENTIAL](80) for each case delivered on that fax or phone order in addition to any other charges applicable under this Agreement.  This additional fee will be included in the Markup and, hence, the Sell Price for each of the Products.  This additional Markup will

(80)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

not be assessed to Operators in the event that DISTRIBUTOR’S website is not operational or in the infrequent circumstance where, an Operator who has been in the habit of ordering electronically, may be unable to place an order in this fashion due to technical difficulties.

5.     Minimum Deliveries - The Operators will be required to order Products in minimum quantities of [CONFIDENTIAL](81) cases of Products per delivery unless due to DISTRIBUTOR or supplier error.  In addition, Operator will be required to pay DISTRIBUTOR a [CONFIDENTIAL](82) handling fee per order for orders of less than [CONFIDENTIAL](83) cases but greater than [CONFIDENTIAL](84) cases and a [CONFIDENTIAL](85) handling fee per order for orders of less than [CONFIDENTIAL](86) cases but greater than or equal to [CONFIDENTIAL](87) cases unless due to DISTRIBUTOR or supplier, including failure to fulfill the order in its entirety.

6.     Term and Termination

6.01        Term - The initial term of this Agreement shall commence on the Effective Date and shall continue until exactly three (3) years after the commencement of full service to all Stores to be serviced in the Territory (“Initial Term”), unless sooner terminated as provided in Section 6.02.  This Agreement shall automatically renew for one (1) additional year upon the completion of the Initial Term unless one party notifies the other in writing at least one hundred eighty (180) days before the expiration of the Initial Term of its desire to terminate the relationship.

6.02        Termination

(a)           Either party shall have the right, upon prior written notice, to immediately terminate this Agreement if the other party fails to make payment of any amounts due and payable under this Agreement, and such failure shall have continued for a period of ten (10) days from and after the date of written notice to the defaulting party or in the event the other party files a voluntary petition or consents to the filing of a petition against it in bankruptcy or any similar insolvency or debtor relief action, or if the other party makes a general assignment for the benefit of creditors, or in the event a receiver is appointed or any proceeding is demanded or initiated by, for or

(81)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(82)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(83)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(84)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(85)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(86)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(87)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

against the other party under any provision of the Federal Bankruptcy Act or any amendment thereof.

(b)           Either party shall have the right to terminate this Agreement upon ninety (90) days written notice under any of the following conditions:

(i)            Upon the occurrence of any material breach or material default by the other party, which remains uncured after expiration of the applicable Cure Period (as herein defined), of any of the terms, obligations, covenants, representations and warranties under this Agreement (except for a default specified in Section 6.02 (a) above) which is not waived in writing by the non-defaulting party.  In such case, the non-defaulting party shall notify the other of such alleged beach or default and the other party shall have a period of thirty (30) days to cure the same (the “Cure Period”). If the defaulting party cures its breach or default within any applicable Cure Period to the reasonable satisfaction of the non-defaulting party, the notice shall be void and this Agreement shall continue; otherwise, it shall terminate in accordance with the notice.

or

(ii)           In the event the parties fail to agree on a Markup adjustment pursuant to Section 4.04.

6.03        Effect of Expiration/Termination - Upon expiration or sooner termination of this Agreement, for any reason, COMPANY shall promptly purchase or arrange for the purchase from DISTRIBUTOR at DISTRIBUTOR’s cost (including freight costs), F.O.B. DISTRIBUTOR’s distribution center, all of DISTRIBUTOR’s inventory of the Proprietary Products and any labeling and packaging materials used in connection with the Proprietary Products.  COMPANY will purchase or cause to be purchased perishable Proprietary Products within [CONFIDENTIAL](88) days after the effective date of termination of this Agreement or by the expiration date of such Proprietary Product, whichever is earlier, and all nonperishable Proprietary Products within [CONFIDENTIAL](89) days after the effective date of termination of this Agreement. In addition, if this agreement is terminated due to COMPANY’s breach or default, COMPANY shall reimburse to DISTRIBUTOR all other reasonable out-of-pocket costs

(88)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(89)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

and expenses (not to exceed an amount equal to [CONFIDENTIAL](90) of the Markup on each Product unless DISTRIBUTOR receives COMPANY’s prior written consent) incurred by DISTRIBUTOR in selling, returning or otherwise disposing of such Proprietary Products. DISTRIBUTOR shall provide COMPANY with documentation or other proof that any such costs and expenses were incurred by DISTRIBUTOR. Termination of this Agreement shall not relieve either party of any obligation or liability which accrues prior to the effective date of termination (including, but not limited to, obligations related to the payment of COMPANY’s accounts receivable or accounts payable and the purchase of excess inventories). Notwithstanding the foregoing provisions of this Section 6.03 to the contrary, if this Agreement is terminated due to DISTRIBUTOR’s breach or default or expires in accordance with the provisions of Section 6.01, COMPANY shall have the obligation to purchase, or shall direct the replacing distributor or other suitable purchaser to purchase, from DISTRIBUTOR only such inventory of the Proprietary Products which is merchantable and saleable but COMPANY shall have no obligation to reimburse DISTRIBUTOR for its out-of-pocket costs and expenses related to selling, returning or otherwise disposing of such Proprietary Products.

7.             Trademarks and Trade Names - COMPANY hereby represents and warrants that it is the owner of, or has the right to use under license or sublicense, all trademarks, logos, trade names, and other markings used on the Proprietary Product’s packaging and labels (the “Trademarks”). COMPANY hereby grants to DISTRIBUTOR the right to use the Trademarks solely in connection with the approved sale and distribution of the Proprietary Products in accordance with the provisions of this Agreement and only for as long as this Agreement remains in effect. COMPANY also grants to DISTRIBUTOR the right and license to use the Trademarks in advertising and promotional materials when the Trademarks are used therein to identify the Proprietary Products, subject to COMPANY’s prior written approval of form and content. Provided DISTRIBUTOR is using the Trademarks in accordance with the terms and provisions of this Agreement, COMPANY shall indemnify, defend and hold DISTRIBUTOR and its subsidiaries, affiliates, officers, shareholders, directors, employees, members, managers, agents, successors and assigns harmless from and against any and all claims, demands, liabilities, causes of action, damages, costs (including reasonable attorneys’ fees and disbursements) and judgments made or incurred by or found against any of them resulting from or arising out of any claim or suit alleging infringement by COMPANY or its affiliates, through any of the Trademarks or otherwise.

8.             Indemnification

8.01        Indemnification by DISTRIBUTOR - DISTRIBUTOR agrees to indemnify, defend and hold COMPANY, its subsidiaries, affiliates, officers, directors, members, managers, stockholders, employees, agents, successors and assigns harmless from and against any and all claims,

(90)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

demands, liabilities, causes of action, damages, costs (including reasonable attorneys’ fees and disbursements) and judgments made or incurred by or found against any of them, resulting from or arising out of:

(a)           Any breach or default by DISTRIBUTOR of any term or provision of this Agreement; or

(b)           Any negligent act or negligent omission or willful misconduct of DISTRIBUTOR in respect of DISTRIBUTOR’s performance of its obligations under this Agreement.

8.02        Indemnification by COMPANY – COMPANY agrees to indemnify, defend and hold DISTRIBUTOR, it subsidiaries, affiliates, officers, directors, members, managers, stockholders, employees, agents, successors and assigns harmless from and against any and all claims, demands, liabilities, causes of action, damages, costs (including reasonable attorney’s fees and disbursements) and judgments made or incurred by or found against any of them resulting from or arising out of:

(a)           Any breach or default by COMPANY of any term or provision of this Agreement.

(b)           Any breach or default by COMPANY of any term or provision of any agreement between COMPANY, on the one part, and an Operator or a supplier of the Proprietary Products, on the other part, or any negligent or willful act or omission of COMPANY, or any of its employees or agents, in respect of the purchase, resale, distribution, storage or delivery of the Proprietary Products or the COMPANY’s performance of its obligations under this Agreement; and

(c)           Claims by any franchisee of COMPANY and/or Operator that may arise from DISTRIBUTOR ceasing further sales to such franchisee or other Operator under this Agreement at the direction of COMPANY.

(d)           Claims by any franchisee of COMPANY and/or Operator that may arise from COMPANY’s role in the distribution/product procurement process or the use or allocation of funds collected by COMPANY from DISTRIBUTOR.

8.03        Limitation of Liability; Disclaimer of Warranties - NOTWITHSTANDING SECTIONS 8.01 AND 8.02 TO THE CONTRARY, NEITHER PARTY SHALL IN ANY EVENT BE LIABLE IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE,  TO THE OTHER PARTY

OR ITS RESPECTIVE SUBSIDIARIES, AFFILIATES, FRANCHISEES OR OTHER OPERATORS FOR ANY TYPE OF INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (SUCH AS, BUT NOT LIMITED TO, LOSS OF PROFITS OR BUSINESS OPPORTUNITY) ARISING FROM A PARTY’S PERFORMANCE OR FAILURE TO PERFORM UNDER ANY OF THE TERMS AND PROVISIONS OF THIS AGREEMENT OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY SUCH DAMAGES ATTRIBUTABLE TO A BREACH OF ANY TERM OR PROVISION OF THIS AGREEMENT.

COMPANY ACKNOWLEDGES AND AGREES THAT DISTRIBUTOR IS NOT THE MANUFACTURER OR PRODUCER OF THE PRODUCTS SUPPLIED BY DISTRIBUTOR.  IN NO EVENT SHALL DISTRIBUTOR BE LIABLE WITH RESPECT TO ANY CONDITIONS, DEFECTS, DEFICIENCIES, DANGERS, FAULTS OR FAILURES, OF ANY KIND, IN OR RELATING TO ANY PRODUCTS SUPPLIED BY DISTRIBUTOR EXCEPT, SUBJECT TO THE LIMITATIONS STATED IN THIS AGREEMENT, TO THE EXTENT OF DISTRIBUTOR’S ACTUAL NEGLIGENCE IN ITS HANDLING OF SUCH PRODUCTS.  EXCEPT AS EXPLICITLY PROVIDED IN THIS AGREEMENT, DISTRIBUTOR MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

8.04        Third Party Claims - The indemnities in this Section 8 are contingent upon: (i) the indemnified party promptly notifying the indemnifying party in writing of any action or other proceeding which may give rise to a claim for indemnification hereunder; unless such failure to promptly notify does not materially prejudice the claim; (ii) the indemnifying party being allowed to control the defense and settlement of such claim; and (iii) the indemnified party reasonably cooperating with the indemnifying party (at the indemnifying party’s expense) in providing information relevant to the defense or settlement of a claim. The indemnified party shall have the right, at its option and expense, to participate in the defense of any action or proceeding through counsel of its own choosing.

9.             Insurance

9.01        DISTRIBUTOR’s Insurance - During the term of this Agreement and for a period of one (1) year thereafter, DISTRIBUTOR shall purchase and maintain, at its sole cost and expense, the following insurance coverage:

(a)           commercial general liability insurance and products liability coverage with broad form vendor endorsement, which specifically insures all liabilities of DISTRIBUTOR to COMPANY and Operator under this Agreement, to the extent afforded by normal ISO policy forms and definitions, with all such insurance coverage providing for combined single limit bodily injury/property damage liability of not less than [CONFIDENTIAL](91) (combined single limits bodily injury and property damage) and a [CONFIDENTIAL](92) umbrella policy; and

(b)           commercial automobile liability insurance coverage providing for combined single limit bodily injury/property damage liability of not less than [CONFIDENTIAL](93) (combined single limits bodily injury and property damage) and a [CONFIDENTIAL](94) umbrella policy.

All such insurance shall be provided by insurance companies which are licensed and authorized to do business in the United States of America, shall be occurrence based policies and which insurance companies are reasonably satisfactory to COMPANY.  DISTRIBUTOR agrees to deliver to COMPANY, on or prior to the Effective Date, certificates of insurance evidencing the existence of all the above insurance coverage and naming COMPANY as an additional insured under such policies.  The certificates shall contain an agreement by the insurance carrier to notify COMPANY, in writing, at least thirty (30) days prior to the date of any cancellation or change in such insurance coverage.

9.02        COMPANY’s Insurance - During the term of this Agreement, and for a period of one (1) year thereafter, COMPANY shall purchase and maintain, at its sole cost and expense, commercial general liability insurance and products liability coverage, and a contractual liability endorsement which specifically insures all liabilities of COMPANY to DISTRIBUTOR under this Agreement, to the extent afforded by normal ISO policy forms and definitions, with all such insurance coverage providing for combined single limit bodily injury/property damage liability of not less than [CONFIDENTIAL](95). All such insurance shall be provided by insurance companies which are licensed and authorized to do business in the United States of America, and which are reasonably satisfactory to DISTRIBUTOR. COMPANY agrees to deliver to DISTRIBUTOR, on or prior to the Effective Date, a certificate of insurance evidencing the existence of all the above

(91)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(92)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(93)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(94)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(95)    Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

insurance coverage and naming DISTRIBUTOR as an additional insured under such policies. The certificate shall contain an agreement by the insurance carrier to notify DISTRIBUTOR, in writing, at least thirty (30) days prior to the date of any change in such insurance coverage.

10.          Representations and Warranties

10.01      Representations and Warranties of DISTRIBUTOR - DISTRIBUTOR hereby represents and warrants to COMPANY as follows:

(a)           DISTRIBUTOR is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. DISTRIBUTOR has the requisite power to own properties, to carry on its business as now being conducted by it, and to execute, deliver and perform this Agreement.

(b)           This Agreement is, when executed and delivered by DISTRIBUTOR and by the COMPANY, the valid and binding obligation of DISTRIBUTOR enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors’ rights generally, and further subject to general equity principles.

(c)           The execution, delivery and performance by DISTRIBUTOR of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate, conflict with, result in a breach or termination of, or constitute a default under (or an event which with due notice or lapse of time, or both, would constitute a breach of or default under), (i) the certificate of incorporation, as amended to date, of DISTRIBUTOR, (ii) any judgment, order, decree, ruling or injunction applicable to DISTRIBUTOR, or (iii) any contract or agreement between DISTRIBUTOR and any third party.

(d)           There is no action, suit or proceeding pending or, to the knowledge of DISTRIBUTOR, threatened against DISTRIBUTOR which, if decided adversely to DISTRIBUTOR, may prevent the consummation of the transactions contemplated by this Agreement.

10.02      Representations and Warranties of COMPANY –COMPANY hereby represents and warrants to DISTRIBUTOR as follows:

(a)           COMPANY is a limited liability COMPANY duly organized, validly existing in good standing under the laws of the State of Delaware. COMPANY has the corporate power to own properties, to carry on its business as now being conducted by it, and to execute, deliver and perform this Agreement.

(b)           This Agreement is, when executed and delivered by COMPANY and DISTRIBUTOR, the valid and binding obligation of COMPANY enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors’ rights generally, and further subject to general equity principles.

(c)           The execution, delivery and performance by COMPANY of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate, conflict with, result in a breach or termination of, or constitute a default under (or an event which with due notice or lapse of time, or both, would constitute a breach of or default under), (i) the certificate of formation or operating agreement, as amended to date, of COMPANY, (ii) any judgment, order, decree, ruling or injunction applicable to COMPANY, or (iii) any contract or agreement between COMPANY and any third party.

(d)           There is no action, suit or proceeding pending or, to the knowledge of COMPANY, threatened against COMPANY which, if decided adversely to COMPANY, may prevent the consummation of the transactions contemplated by this Agreement.

(e)           The details of the purchasing arrangement, including the purchase and resale of products by COMPANY, have been disclosed to its Operators as required by law.

11.                               Notices - Any notice or other communication to be given under this Agreement by one party to the other shall be in writing and delivered by overnight messenger service, or delivered by telecopy or facsimile transmission, or sent by United States registered or certified mail, postage prepaid, addressed as follows:

If to DISTRIBUTOR:        Banta Foods, Inc.

PO Box 8246

Springfield, MO 65801

Attention:  Rick Sweet

FAX:  (417) 865-7223

If to COMPANY:              TCBY Systems, LLC

2855 E. Cottonwood Parkway, Suite 400

Salt Lake City, UT 84121-7050

Attention: Purchasing Director

FAX: (801) 736-5941

or to such other addresses as may be communicated in writing by either party to the other as provided hereunder.  Notices shall be deemed to have been given when received.

12.                               Force Majeure - Notwithstanding any term or provision contained in this Agreement to the contrary, it is understood and agreed that DISTRIBUTOR will not be responsible or liable in any manner whatsoever for the failure by it to sell and/or deliver the Products or otherwise perform any obligation under this Agreement or otherwise, and COMPANY will not be responsible or liable in any manner whatsoever for the failure by it to purchase and accept, the Products, if such failure is due to fire, strike, accident, explosion, riot, rebellion, terrorist action or threat, flood, embargo, war, interruption or delay in transportation, epidemic, pandemic, shortage of raw materials, acts of God or government (including, but not limited to, laws, regulations and restrictions of all kinds), or any other causes or contingencies of any character (other than lack of funds) beyond the reasonable control of DISTRIBUTOR or COMPANY.  Nothing expressed or implied in this Section 12 shall excuse the non-performance or delay in performance of any payment obligation of the COMPANY or DISTRIBUTOR, any affiliate or any Operator.

13.                               Relationship of Parties - This Agreement is not intended and shall not be construed to constitute either party as the joint venturer, partner, agent or legal representative of the other.  Neither party has any authority, whether express, implied, or apparent, to assume or create any obligations on behalf of the other.

14.                               Entire Agreement; Modifications - This Agreement and the Schedules attached hereto and made a part hereof, constitute the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersede all prior proposals, negotiations, communications, representations, written or oral agreements and understandings between the parties with respect to the subject matter hereof. No modification of any term or provision of this Agreement shall be enforceable unless embodied in a writing executed by all parties to this Agreement.

15.                               Severability - The provisions of this Agreement are severable, and the invalidity or unenforceability of any term or provision hereof shall not operate to invalidate or render unenforceable the remaining terms and provisions which are valid and enforceable.

16.                               Waivers - The waiver by either party hereto of any of its rights or breaches of the other party under this Agreement in a particular instance shall not be construed as a waiver of the same or different rights or breaches in subsequent instances. All remedies, rights, undertakings and obligations, hereunder shall be cumulative and none shall operate as a limitation of any other remedy, right, undertaking or obligation hereof.

17.                               Assignment: Successors and Assigns - Except as hereinafter set forth, neither of the parties may assign this Agreement without the prior written consent of the other, except that either party shall have the right to assign this Agreement to a parent, subsidiary or affiliated COMPANY, or may assign this Agreement in conjunction with the sale or transfer of all or substantially all of its stock or assets by way of a sale of stock or assets, a merger or other business reorganization, without the prior consent of the other party; provided, however, that any such assignment shall not relieve the assigning party from any liability or obligation under this Agreement that accrues prior to the assignment and notice thereof to the other party and provided further, that in the event of a transfer of all or substantially all of the stock or assets of a party or merger or other business reorganization, the surviving entity or transferee is at least as financially strong as the assigning or original party.  The assigning party shall give notice of such assignment to the other party. The provisions of this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns.  DISTRIBUTOR may assign its accounts receivables, and related contract rights, in connection with its accounts receivable financing and securitization.

18.                               No Offer - The submission by DISTRIBUTOR to COMPANY of this Agreement shall have no binding force or effect, shall not constitute an offer to sell the Products, nor confer any right or impose any obligation upon either party until executed by both parties.

19.                               Confidentiality - Any proprietary information supplied by either party to the other party (whether set forth in writing, on any data base or in any other medium), including, but not limited to information on customer and supplier identity or any other customer or supplier information, purchasing volumes and history, pricing, purchasing specifications, and product market results (the “Confidential Information”), is and shall remain confidential and proprietary information of the disclosing party, and valuable trade secrets owned solely by the disclosing party. The recipient party of any Confidential Information shall not disclose any such Confidential Information to any third person or entity without the prior written consent of the disclosing party in every instance, and shall not use any such Confidential Information, nor permit any such Confidential Information to be used, for any reason other than to fulfill the terms of this Agreement; provided, however, that either party and its respective successors and assigns may (i) disclose any Confidential Information to the extent compelled by law, regulation, rule, subpoena, or other process of law and (ii) provide invoices, and any information relating to historical payments or payments due or to become due from franchisees or Operators hereunder to its auditors and legal counsel, and to present and potential financing sources and rating agencies and their respective auditors and legal counsel). The parties’ obligations under this Section 19 shall not apply to any of the Confidential Information delivered or made available to them by the other party which the recipient of the Confidential Information can reasonably establish (a) was known to the recipient party at the time the Confidential Information was disclosed or made available to the recipient party; (b) was known to the public at the time the Confidential Information was disclosed or made available to the recipient party; (c) becomes known to the public after the date the Confidential Information was disclosed or made available to the recipient party through no fault or breach of this Section 19 by the recipient party; (d) is given to or made available to the recipient party by a third party who has a lawful right to disclose the Confidential Information to the recipient party; or, (e) is independently developed by the Recipient party without reference to the Confidential Information.

20.                               Arbitration - All actions, disputes, claims or controversy with the exception of seeking an injunction, now existing or hereafter arising between DISTRIBUTOR and COMPANY, including, but not limited to any action, dispute, claim or controversy arising out of this Agreement or the delivery by DISTRIBUTOR of any Products to COMPANY (a “Dispute”) shall be resolved by binding arbitration in Salt Lake City, Utah, in accordance with the Commercial Arbitration Rules of the American Arbitration Association and, to the maximum extent applicable, the Federal Arbitration Act.  Arbitrations shall be conducted before one arbitrator mutually agreeable to COMPANY and DISTRIBUTOR.  If the parties cannot agree on an arbitrator within thirty (30) days after the request for an arbitration, then each party will select an arbitrator and the two arbitrators will select a third who shall act as the sole arbitrator of the dispute.  Judgment on any award rendered by an arbitrator may be entered in any court having jurisdiction.  All fees of the arbitrator and other costs and expenses of the arbitration shall be paid by DISTRIBUTOR and COMPANY equally unless otherwise awarded by the arbitrator.  Disputes between DISTRIBUTOR and any Operator other than COMPANY shall not be subject to arbitration under this section 20.

21.                               Governing Law- This Agreement shall be deemed executed in Springfield, Missouri and shall be governed by the construed in accordance with the laws of the State of Missouri as applicable therein.

22.                             Miscellaneous - The section and paragraph headings contained in this Agreement are for reference only and shall not be considered as substantial parts of this Agreement. The use of the singular or plural from in this Agreement shall include the other form and the use of the masculine, feminine or neuter gender shall include the other gender.

23.                               Counterparts; Facsimile- This agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one agreement binding on all parties hereto, notwithstanding that all of the parties are not signatory to an original or same counterpart.  The parties may execute and deliver this Agreement by facsimile transmission.

[Remainder of page intentionally blank.  Signature page and Schedules follow.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officers on the day and year first above written.

TCBY SYSTEMS, LLC

By:	/s/ Michael Ward

Its: Executive VP, Chief Legal Officer

BANTA FOODS, INC.

By:	/s/ Joe Manlove

Its: Major Account Sales

SCHEDULE 1
BANTA FOODS DISTRIBUTION AGREEMENT

Product Categories

Frozen Yogurts- Soft Serve and Hand Dipped

Hand Dipped Yogurts

Yogurt Cakes and Pies

Confectionary Fruits, Nuts, Toppings and Cones

Miscellaneous Dessert Items

Snacks

Beverages including Fountain Syrup

Packaging & Paper Items

Cleaning Supplies

Miscellaneous Items-as agreed to by and between Company and Distributor

Schedule 2

Map consisting depiction of Territory

Schedule 3

[Confidential Treatment has been requested for this Schedule.  The confidential redacted portions have been filed separately with the SEC]

Schedule 4

Product Listing

[Confidential Treatment has been requested for this Schedule.  The confidential redacted portions have been filed separately with the SEC]

Schedule 5
Jackson, MS Inbound Quantity Matrix

[Confidential Treatment has been requested for this Schedule.  The confidential redacted portions have been filed separately with the SEC]

Schedule 6

[Confidential Treatment has been requested for this Schedule.  The confidential redacted portions have been filed separately with the SEC]

Schedule 7

[Confidential Treatment has been requested for this Schedule.  The confidential redacted portions have been filed separately with the SEC]